SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

WESTERN ASSET HIGH INCOME FUND II INC.

(Name of Registrant as Specified in Its Charter)

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FOR IMMEDIATE RELEASE

Leading Independent Proxy Advisory Firms ISS and Glass Lewis Recommend Western Asset High

Income Fund II Inc. Shareholders Vote to Approve New Agreements Between the Fund and its

Investment Manager and Subadvisers

NEW YORK – May 26, 2020 – Western Asset High Income Fund II Inc. (NYSE: HIX) (the “Fund”) today announced that Institutional Shareholder Services (“ISS”) and Glass Lewis & Co. (“Glass Lewis”), two of the leading independent proxy advisory firms, recommend that shareholders vote to approve the new agreements between the Fund and its investment manager and subadvisers.

With respect to the new management agreement, in their reports dated May 20, 2020, and May 21, 2020, respectively, ISS and Glass Lewis noted1:

•

“In addition to the fund’s TSR[2] outperformance relative to peers over shorter- and longer-term periods, ending on the unaffected date, the fund’s discount to NAV has been relatively in line with peers’ discount over the last five years and had already begun to narrow prior to the dissident’s public disclosures.” ISS report dated May 20, 2020

•

“Shareholders should note that the terms of the new management and subadvisory agreements are substantially identical to the terms of the current agreements, and that there will be no change to the existing management fee structure of each of the Funds as a direct result of these proposals.” Glass Lewis report dated May 21, 2020

With respect to the new subadvisory agreement, in their reports dated May 20, 2020, and May 21, 2020, respectively, ISS and Glass Lewis noted1:

•	“As the dissident has not made a compelling case that change is warranted at this time, a vote FOR the proposals is warranted.” ISS report dated May 20, 2020
•

“Glass Lewis believes that the new investment sub-advisory agreement is in the best interests of shareholders, who should directly benefit from the services and duties of the Adviser.” Glass Lewis report dated May 21, 2020

“We are pleased that ISS and Glass Lewis recognize that approval of the new agreements between the Fund and its investment manager and subadvisers is in the best interest of all shareholders,” said Jane Trust, Chairman, President and Chief Executive Officer of Western Asset High Income Fund II Inc. “The Fund’s investment manager and subadvisers have enabled the Fund to outperform3 its peers4 and increase distributions to shareholders. We encourage shareholders to follow the recommendation of the Fund’s Board of Directors, ISS and Glass Lewis by voting “FOR” the new agreements to ensure the Fund continues to operate and deliver the returns they rely on.”

The Western Asset High Income Fund II Inc. management team has a proven track record of achieving the Fund’s objectives, including:

•	Delivering a 1-year annualized distribution[3] of 10.67% as of April 30, 2020, an increase from 8.25% as of the same period in 2019
•	Outperforming[3] Lipper Peer Group[4] averages across key timeframes, including 1.78% vs. 0.22% on a 5-year basis, 0.79% vs. -0.97% on a 7-year basis, and 4.08% vs 3.03% on a 10-year basis

The Fund’s Board of Directors unanimously recommends that shareholders vote on the WHITE Proxy Card “FOR” the approval of the new management agreement for the Fund’s manager and the new

1 Permission to use quotations neither sought nor obtained.

2 Total Shareholder Return

3 Based on market price for the period ended April 30, 2020.

4 The Fund’s Lipper peer group refers to the peer group of high-yield, levered closed-end funds as selected by Lipper, an independent nationally recognized provider of investment company information.

subadvisory agreement for the Fund’s subadvisers. If shareholders do not approve these agreements, the Fund may be forced to liquidate. Liquidation could result in a meaningful loss of value as well as negative tax consequences for shareholders, particularly during this period of significant market volatility.

Your Vote Is Important, No Matter How Many or How Few Shares You Own

You can vote by Internet, telephone or by signing and dating the WHITE proxy card and mailing it in the envelope provided.

If you have any questions about how to vote your shares, or need additional assistance, please contact:

Shareholders Call Toll-Free: (877) 750-0637

Banks and Brokers Call: (212) 750-5833

REMEMBER:

We urge you NOT to vote using any other colored proxy card as doing so will revoke your vote on the WHITE Proxy Card.

About Western Asset High Income Fund II Inc.

Western Asset High Income Fund II Inc., a diversified closed-end management investment company, is managed by Legg Mason Partners Fund Advisor, LLC, a wholly-owned subsidiary of Legg Mason, Inc., and is sub-advised by Western Asset Management Company, LLC, an affiliate of the investment manager.

An investment in the Fund involves risk, including loss of principal. Investment return and the value of shares will fluctuate.

Data and commentary provided in this press release are for informational purposes only. Legg Mason and its affiliates do not engage in selling shares of the Fund.

The Fund files its semi-annual and annual reports with the Securities and Exchange Commission (the “Commission”). These reports are available on the Commission’s website at www.sec.gov. For more information about the Fund, please call 1-888-777-0102 or consult the Fund’s web site at http://www.lmcef.com/. Hard copies of the Fund’s complete audited financial statements are available free of charge upon request.

Forward Looking Statement

Past performance is no guarantee of future results. The information provided is not intended to be a forecast of future events, a guarantee of future results or investment advice.

All investments are subject to risk including the possible loss of principal. All benchmark performance reflects no deduction for fees, expenses or taxes. Please note that an investor cannot invest directly in a benchmark.

Media Contact

Western Asset High Income Fund II Inc.

(877) 750-0637

Or

Joele Frank, Wilkinson Brimmer Katcher

Andy Brimmer / Dan Katcher / Mahmoud Siddig

212-355-4449